EXHIBIT 4(c)(iv).5

PORTAGE BIOTECH INC.

AMENDED AND RESTATED

2021 EQUITY INCENTIVE PLAN

1.                  Purposes of the Plan.

This Plan is an amendment and restatement, effective as of the 2022 Amendment Date, of the Portage Biotech Inc. 2021 Equity Incentive Plan. The purpose of this Plan is to develop the interest of the directors, officers, employees and consultants who provide on-going services to the Company and its subsidiaries in the growth and development of the Company by providing such persons with the opportunity to acquire an equity interest in the Company or to be paid incentive compensation and to better enable the Company and its subsidiaries to attract and retain persons of desired experience and ability.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Dividend Equivalent Rights, Restricted Stock, Restricted Stock Units and Cash-Based Incentive Awards.

2.                  Definitions. As used herein, the following definitions will apply:

(a)               “2022 Amendment Date” means January 19, 2022.

(b)               “Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

(c)                “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(d)               “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Shares are, or will be, granted on exercise of any such Award.

(e)                “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Dividend Equivalent Rights, Restricted Stock, Restricted Stock Units or Cash-Based Incentive Awards.

(f)                 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g)                 “Board” means the Board of Directors of the Company.

(h)                 “Cash-Based Incentive Award” means an Award denominated in cash that is granted under Section 10 of the Plan.

(i)                 “Cause” means:

(i)                 an unauthorized use or disclosure by the Participant of the Company’s confidential information or trade secrets that causes material harm to the Company;

(ii)               a material breach by the Participant of any agreement between the Participant and the Company;

(iii)             a material failure by the Participant to comply with the Company’s written policies or rules;

(iv)             the Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(v)                 the Participant’s gross negligence or willful misconduct;

(vi)             a continuing failure by the Participant to perform assigned duties after receiving written notification of such failure from the Board; or

(vii)           a failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

(j)                 “Change in Control” means:

(i)                 the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(ii)               a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding shares immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding shares or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

(iii)             the sale of more than fifty percent of the Shares of the Company to an unrelated person, entity or group thereof acting in concert; or

(iv)             any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(k)               “Code” means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(l)               “Committee” means the compensation committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by the compensation committee of the Board, in accordance with Section 4 hereof.

(m)               “Common Stock” means the common stock of the Company.

(n)               “Company” means Portage Biotech Inc., a corporation established in the territory of the British Virgin Islands, or any successor thereto.

(o)               “Consultant” means any natural person, including an advisor, engaged by the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities.

(p)               “Director” means a member of the Board.

(q)               “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)                 “Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on dividends that would have been paid on Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such Shares had been issued to and held by the grantee.

(s)                “Employee” means any person, including officers and Directors, employed by the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(t)                “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(u)                “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(v)               “Fair Market Value” means the fair market value of a Share as determined by the Administrator in good faith, provided, however, that if the Shares are listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), Nasdaq Global Market, The New York Stock Exchange, Canadian Securities Exchange, or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations. Such determination shall be conclusive and binding on all persons

(w)                “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the United States Treasury Regulations promulgated thereunder.

(x)                “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y)                “Option” means a stock option granted pursuant to the Plan.

(z)                “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(aa)                “Participant” means the holder of an outstanding Award.

(bb)                “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(cc)                “Plan” means this Portage Biotech Inc. Amended and Restated 2021 Equity Incentive Plan, as in effect from time to time.

(dd)                “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(ee)                “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan or the early exercise of an Option.

(ff)                “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(gg)                “Separation from Service” means a “Separation from Service” as such term is defined in the United States Treasury Regulations promulgated under Code Section 409A.

(hh)                “Service Provider” means an Employee, Director or Consultant.

(ii)                “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(jj)                “Share Limit” means the maximum aggregate number of Shares that may be issued pursuant to Awards under this Plan.

(kk)                “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(ll)                “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

3.                  Share Limit.

(a)                General. Subject to Section 14 of the Plan, the Share Limit shall be equal to [●], all of which may be granted pursuant to Incentive Stock Options. Notwithstanding the foregoing, in each calendar year following 2022, and taking into account the then-current business environment, the Company’s business needs and such additional factors as the Board, in its sole and absolute discretion, determines to be appropriate, the Board may determine to increase (on a cumulative basis) the then-applicable Share Limit by a number of Shares not to exceed five percent (5%) of the aggregate number of Shares then outstanding. However, any increase described in the immediately preceding sentence shall not affect the aggregate number of Shares that may be issued as Incentive Stock Options (which, for avoidance of doubt, shall at all times be equal to [●], subject to adjustment solely in accordance with Section 14 of the Plan and Code Section 424).

(b)               Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, is forfeited, or is repurchased by the Company for an amount equal to the lower of (i) the Exercise Price of each Share being repurchased and (ii) the Fair Market Value of each Share being repurchased at the time the right of repurchase is exercised (such that the repurchase is effectively a forfeiture), the Shares that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; except that Shares that are forfeited to the Company, including Shares that are effectively forfeited to the Company as the result of a Company repurchase, will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate number stated in the last sentence of Section 3(a) plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c)                Share Reserve. Shares granted pursuant to Awards may consist of authorized but unissued Shares, treasury Shares or reacquired Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.                  Administration of the Plan.

(a)                Administration of the Plan; Delegation. The Plan shall be administered by the Administrator. To the extent required to comply with the provisions of Rule16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. Subject to Applicable Law, the Board or the Committee, in its discretion, may delegate all or part of its administrative duty and authority to a committee consistent of one or more officers of the Company, including the Chief Executive Officer, other than with respect to grants to individuals who are subject to the reporting and other provisions of Section 16 of the Exchange Act or are members of a committee to which such authority is delegated.

(b)               Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)               to determine the Fair Market Value;

(ii)               to select the Service Providers to whom Awards may be granted hereunder; granted

(iii)               to determine the number of Shares to be covered by each Award

(iv)               to approve forms of Award Agreements for use under the Plan (which forms may, for the avoidance of doubt, be different for each Service Provider to whom Awards are proposed to be granted hereunder);

(v)               to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the terms and conditions of grant, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)             to institute and determine the terms and conditions of an Exchange Program pursuant to the Plan;

(vii)               to construe and interpret the terms of the Plan and Awards granted hereunder;

(viii)         to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix)             to modify or amend each Award (subject to Section 19(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(d));

(x)               to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 14;

(xi)             to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xii)           to make all other determinations deemed necessary or advisable for administering the Plan.

(c)                Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d)               Indemnification. Neither the Board nor the Committee nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board, the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws, and any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

5.                  Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Dividend Equivalent Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.                  Stock Options.

(a)                Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b)               Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the terms and conditions of grant, the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Except as provided in Section 14(a), dividends shall not be paid with respect to Shares subject to an Option; provided, however, that the holder of an Option may be credited with Dividend Equivalent Rights with respect to the Shares subject to such Option to the extent set forth in the applicable Award Agreement or as otherwise determined by the Administrator from time to time, and subject to such terms and conditions as the Administrator may determine.

(c)                Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000) (United States currency), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder. In addition, the qualification of Awards as Incentive Stock Options shall be subject to shareholder approval of the Plan in accordance with Section 24 hereof.

(d)               Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e)               Option Exercise Price and Consideration.

(i)                 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(e)(i), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii)               Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)             Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(f)               Exercise of Option.

(i)                 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (1) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (2) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)               Resignation or Termination without Cause. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s termination for Cause or the Participant’s death or Disability, the Participant may exercise his or her Option within ninety (90) days of termination, or such longer period of time as is specified in the Award Agreement or determined by the Administrator (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)             Termination for Cause. If a Participant ceases to be a Service Provider as the result of the Participant’s termination for Cause or the Participant’s resignation in anticipation of a termination for Cause, the Participant may not exercise his or her Option following such termination or resignation. Unless otherwise provided by the Administrator, a Participant who is terminated for Cause, or who resigns in anticipation of a termination for Cause, will automatically forfeit his or her Option in its entirety (including any vested portion). Such forfeited Option will terminate and the Shares covered by the Option will revert to the Plan. Any determination of whether a Participant resigned in anticipation of a termination for Cause or a Participant’s employment or service is (or is deemed to have been) terminated for Cause shall be made by the Administrator in its sole discretion, which determination shall be final and binding. If, subsequent to a Participant’s termination of employment or service, it is determined by the Administrator that the Participant’s employment or service could have been terminated for Cause, the Administrator may deem such Participant’s employment or service to have been terminated for Cause, and any Option held by the Participant shall be subject to the treatment applicable following a termination for Cause, including under any recapture, clawback or similar policy of the Company as may be in effect from time to time.

(iv)             Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within one (1) year of termination, or such longer period of time as is specified in the Award Agreement or determined by the Administrator (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent the Option is vested on the date of termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)               Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within one (1) year following the Participant’s death, or within such longer period of time as is specified in the Award Agreement or determined by the Administrator (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.                  Stock Appreciation Rights.

(a)                Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)               Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

(c)                Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7(f) will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)               Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the terms and conditions of grant, the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Except as provided in Section 14(a), dividends shall not be paid with respect to Shares subject to a Stock Appreciation Right; provided, however, that the holder of a Stock Appreciation Right may be credited with Dividend Equivalent Rights with respect to the Shares subject to such Stock Appreciation Right to the extent set forth in the applicable Award Agreement or as otherwise determined by the Administrator from time to time, and subject to such terms and conditions as the Administrator may determine.

(e)                Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f)                 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)                 The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)                 The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.                  Restricted Stock.

(a)                Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)               Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the terms and conditions of grant, the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)                Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)               Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)                Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)                 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)               Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. In addition, Service Providers holding Shares of Restricted Stock may be credited with Dividend Equivalent Rights with respect to such Shares to the extent set forth in the applicable Award Agreement or as otherwise determined by the Administrator from time to time, and subject to such terms and conditions as the Administrator may determine. If any such dividends or distributions or Dividend Equivalent Rights are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)               Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9.                  Restricted Stock Units.

(a)                Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)               Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion.

(c)                Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)               Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)                Rights as a Shareholder. A grantee shall not have any rights as a shareholder of the Company until and unless the grantee is issued Shares upon settlement of Restricted Share Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the units underlying his or her Restricted Share Units, subject to such terms and conditions as the Administrator may determine.

(f)                 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.              Cash-Based Incentive Awards; Dividend Equivalent Rights.

(a)                The Administrator may grant Cash-Based Incentive Awards under the Plan. A Cash-Based Incentive Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Incentive Award, the amount of cash to which the Cash-Based Incentive Award pertains, the conditions upon which the Cash-Based Incentive Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Incentive Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Incentive Award shall be made in accordance with the terms of the Award and may be made in cash.

(b)               The Administrator may grant Dividend Equivalent Rights under the Plan pursuant to an Award Agreement. Dividend Equivalent Rights may be granted alone or ancillary to or otherwise in respect of any other Award. A Dividend Equivalent Right shall relate to a specified number of Shares and shall entitle the holder of the Dividend Equivalent Right to a payment in an amount equal to the amount of the dividends that would have been payable to a holder of such Shares had they been outstanding and vested during the term of the Dividend Equivalent Right. Payment of a Dividend Equivalent Right may be made in cash, Shares, other securities, other Awards or other property and may be made currently or credited to an account (which shall not bear interest) for the holder and paid at such time as the Administrator shall specify in the applicable Award Agreement. Dividend Equivalent Rights shall otherwise be subject to such terms and conditions (which may include vesting and forfeiture terms, and may provide for payment in the form of reinvestment in additional Shares) as may be set out in the applicable Award Agreement.

11.              Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

12.              Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. For the purposes of the Plan, a Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.              Transfer of Awards or Shares. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant (or legal representative or guardian, in the event of the Participant’s incapacity).

14.              Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)                Adjustments. In the event that any extraordinary cash dividend or other distribution, dividend or other distribution in kind, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate event or transaction or change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust or substitute: (i) the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards; (ii) the number and kind of Shares or other property subject to outstanding Awards; (iii) the exercise price, grant price or purchase price applicable to outstanding Awards; and/or (iv) other value determinations (including performance conditions) applicable to the Plan or outstanding Awards. All such adjustments shall be made in good-faith compliance with Code Sections 409A, 422 and 424, as applicable.

(b)               Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)                Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent. Such treatment may include, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices (in good-faith compliance with Code Sections 409A, 422 and 424, as applicable); (ii) upon written notice to a Participant, the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iv) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment); (v) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards similarly, including all Awards held by a Participant or all Awards of the same type.

If an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator may, in its discretion, elect to accelerate all unvested Shares subject to Options or Stock Appreciation Rights that are not assumed or substituted, and, in any event, will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control event” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

15.              Tax Withholding.

(a)                Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)               Withholding Arrangements. The Board, in its sole discretion and pursuant to such procedures as the Administrator may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16.              No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.              Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and

(ii) Applicable Law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

18.              Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.              Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. Unless sooner terminated under Section 20, it will continue in effect for a term of ten (10) years from the later of (a) the effective date of the Plan, or (b) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

20.              Amendment and Termination of the Plan.

(a)                Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)               Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)                Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.              Conditions Upon Issuance of Awards. Awards will not be granted unless the grant of such Award will comply with Applicable Laws. As a condition of the grant of an Award, the Company may require the person to whom such Award is granted to represent and warrant at the time of such grant that the grant to such person is permitted under Applicable Laws.

22.              Conditions Upon Issuance of Shares.

(a)                Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)               Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that (i) the Shares are being purchased only for investment and without any intention to sell or distribute, or offer to sell or distribute, such Shares if, in the opinion of counsel for the Company, such a representation is required and (ii) the purchase of Shares is permitted under Applicable Laws.

23.              Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24.              Stockholder Approval. As a condition to the granting of Incentive Stock Options hereunder, the Plan must be approved by the stockholders of the Company within twelve (12) months after the 2022 Amendment Date. If such approval is not timely attained, then (a) Awards of Incentive Stock Options shall cease to be eligible for grant under the Plan, and (b) if an Award of Options designated as Incentive Stock Options was previously granted, such Options will instead be Nonstatutory Stock Options for all purposes of the Plan (and for avoidance of doubt, the Plan shall otherwise remain in full force and effect as amended on the 2022 Amendment Date). Any such stockholder approval will be obtained in the manner required under Applicable Laws.

25.              Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the British Virgin Islands applicable to contracts made and performed wholly within the State of Connecticut, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.